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FORM OF TRANSFER AGENCY AND SERVICE AGREEMENT

        Transfer Agency and Service Agreement (the "Agreement") made this    day of            , 200    , between RMR Funds Series Trust, a Massachusetts business trust having its principal office at 400 Centre Street, Newton, Massachusetts 02458 (the "Fund") and ALPS Fund Services, Inc., a Colorado corporation having its principal office at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the "Transfer Agent").

        WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended, presently consisting of one portfolio having three classes of shares, listed in Schedule A attached hereto; such investment portfolio and any additional investment portfolios that may be established by the Fund is referred to herein individually as a "Portfolio" and collectively as the "Portfolios"; and

        WHEREAS, the Transfer Agent provides certain transfer agency services to investment companies; and

        WHEREAS, the Fund, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.
Terms of Appointment and Duties

1.1
Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, the transfer agent for the Fund's authorized and issued shares of beneficial interest ("Shares"), dividend disbursing agent, and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and as set out in the currently effective prospectus and statement of additional information ("Prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Fund, on behalf of each of the Portfolios, as applicable, and the Transfer Agent (the "Procedures"), the Transfer Agent agrees that it will perform the following services:

(a)
Establish each Shareholder's account in the Fund on the Transfer Agent's recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b)
Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized by the Fund (the "Custodian");

(c)
Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d)
Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e)
With respect to the transactions enumerated in 1.1 (a), (b), (c) and (d) above, the Transfer Agent shall execute transactions directly with broker-dealers and other financial institutions authorized by the Fund, deemed to be acting as a limited agent of the Fund. The Transfer Agent will execute transactions only from broker-dealers and other financial institutions who have adopted and implemented internal controls reasonably designed to ensure that order or redemption requests received in proper form by the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock

      Exchange) will be processed on that day and order or redemption requests received in proper form after the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock Exchange) will be processed on the next business day;

    (f)
    At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

    (g)
    Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

    (h)
    Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

    (i)
    Issue replacement checks and place stop orders on original checks based on Shareholder's representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Fund, and, as between the Fund and the Transfer Agent, the Fund shall be responsible for all losses or claims resulting from such replacement;

    (j)
    Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

    (k)
    Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence;

    (l)
    Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures;

    (m)
    Record the issuance of Shares of the Fund and maintain pursuant to Securities and Exchange Commission ("SEC") Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund; and

    (n)
    Orders or redemption requests received in proper form by the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock Exchange) will be processed by the Transfer Agent that day and orders or redemption requests received in proper form after the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock Exchange) will be processed by the Transfer Agent on the next business day.

  1.2
  Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

  (a)
  Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, withholding taxes on U.S. resident and non-resident alien accounts and maintaining records with respect to such withholding, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

    (b)
    Control Book. Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 11:00 a.m. Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

    (c)
    "Blue Sky" Reporting. The Fund, or its designated agent who provides blue sky services, shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund, providing a system which will enable the Fund to monitor the total number of Shares sold in each State, and providing any other information reasonably requested by the Fund to fulfill the Fund's obligation to monitor blue sky compliance;

    (d)
    National Securities Clearing Corporation (the "NSCC"). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from the NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund's records on the Transfer Agent's computer system (the "System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on the System through Networking;

    (e)
    Anti-Money Laundering ("AML") Delegation. The Fund elects to delegate to the Transfer Agent certain AML duties under this Agreement as such duties and terms are stated in the attached Schedule B which may be changed from time to time subject to mutual written agreement between the parties;

    (f)
    Call Center Services. The Transfer Agent shall answer telephone inquiries from 9:00 a.m. to 8:00 p.m., Eastern Time, each day on which the New York Stock Exchange is open for regular trading. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Fund and broker-dealers on behalf of such Shareholders in accordance with telephone scripts provided by the Fund to the Transfer Agent, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information, including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

    (g)
    Short Term Trader. Upon the request of the Fund, the Transfer Agent will provide the Fund with periodic reports on trading activity in the Fund based on parameters provided to the Transfer Agent by the Fund, as amended from time to time. The services to be performed by the Transfer Agent for the Fund hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities; and

    (h)
    New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. Pursuant to such agreement the Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

  1.3
  Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Fund may conduct periodic site visits of the Transfer Agent's facilities and inspect the Transfer Agent's records and procedures solely as they pertain to the Transfer Agent's services for the Fund under or pursuant to this Agreement. Such site visits and inspections shall be conducted at the Fund's expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent's regular business hours and, except as otherwise agreed to by the parties, no more frequently than once a year. In connection with such site visits and/or inspections, the Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund shall conduct the visits/inspections in a manner that will not interfere with the Transfer Agent's normal and customary conduct of its business activities, including the provision of services to the Fund and to other clients. The Transfer Agent will also provide reasonable access to the Fund's governmental regulators, at the Fund's expense, solely to (i) the Fund's records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement.

2.
Fees and Expenses

2.1
Fee Schedule. For the performance of services by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent fees as set forth in the attached fee schedule ("Schedule C"). Such fees and out-of-pocket expenses and advances identified in Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

2.2
Out-of-Pocket Expenses. In addition to the fees paid under Section 2.1 above, the Fund agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses, including but not limited to statement and confirmation production, postage, forms, NSCC interface fees, allocation of SAS 70, telephone, records storage, or advances incurred by the Transfer Agent for the items set out in Schedule C attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

2.3
Postage. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

2.4
Billing Notices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within ten (10) business days from the day on which the parties agree on the amount to be paid, or at such later date as may be agreed upon by the Transfer Agent, by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

  2.5
  Cost of Living Adjustment. Following each Term (as defined below), unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent as previously provided in the previous Term, the total fee for all services shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.

  2.6
  Late Payments. If any undisputed amount in a billing notice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Fund) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Colorado law.

3.
Representations and Warranties of the Transfer Agent

  The Transfer Agent represents and warrants to the Fund that:

  3.1
  It is a Colorado corporation duly organized and existing and in good standing under the laws of the State of Colorado.

  3.2
  It is duly qualified to carry on its business in the State of Colorado.

  3.3
  It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform its duties and obligations under this Agreement.

  3.4
  All requisite corporate proceedings have been taken to authorize it to enter into and perform its duties and obligations under this Agreement.

  3.5
  It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

  3.6
  It is, and will continue to be, registered as a transfer agent under the Securities Exchange Act of 1934, as amended. It will promptly notify the Fund in the event of: (a) any material change in its status as a registered transfer agent and (b) in the event that it receives a deficiency letter from any regulatory agency regarding its transfer agent or shareholder servicing agent duties.

  3.7
  It has adopted and implemented written policies and procedures reasonably designed to prevent violations by it and its employees and agents of the Federal Securities Laws (as defined under Rule 38a-1 of the Investment Company Act of 1940, as amended (the "1940 Act")) related to the services provided by the Transfer Agent to the Fund. It will review, no less frequently than annually, the adequacy of such policies and procedures and the effectiveness of their implementation and will report to the Fund any material changes made to such policies and procedures since the date of the last report to the Fund, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Fund with an annual report of each Material Compliance Matter (as defined under Rule 38a-1 of the 1940 Act) that occurred since the date of the last report. On a quarterly basis, the Transfer Agent will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act. Upon request of the Fund, the Transfer Agent will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent's performance of the services set forth in this Agreement and its internal controls related thereto.

  3.8
  It shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities under this Agreement. Upon the request of the Fund, the Transfer Agent shall provide evidence that coverage is in place. The Transfer Agent shall notify the Fund should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefor. The Transfer Agent shall notify the Fund should the total outstanding claims made by the Transfer Agent under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

  3.8
  It will impose and collect any redemption fees imposed by the Portfolios of the Fund in accordance with the terms set forth in the Prospectus.

4.
Representations and Warranties of the Fund

  The Fund represents and warrants to the Transfer Agent that:

  4.1
  It is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

  4.2
  It is empowered under applicable laws and by its Agreement and Declaration of Trust and Bylaws to enter into and perform its obligations under this Agreement.

  4.3
  All trust proceedings required by said Agreement and Declaration of Trust and Bylaws have been taken to authorize it to enter into and perform its obligations under this Agreement.

  4.4
  It is an open-end management investment company registered under the 1940 Act.

  4.5
  A registration statement under the Securities Act of 1933, as amended, is currently, or will be upon commencement of operations, effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

5.
Wire Transfer Operating Guidelines/Article 4A of the Uniform Commercial Code

5.1
Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure"), attached hereto as Schedule D chosen for Fund transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

5.2
Security Procedure. The Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form, attached hereto as Schedule D, was selected by the Fund. The Fund must notify the Transfer Agent immediately of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure. The Transfer Agent is authorized to make exceptions to the Security Procedures if instructed by the Fund. For purposes of this Section 5.2 only, instructions received from representatives of the Fund's investment adviser, will be considered to be instructions from the Fund.

5.3
Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

5.4
Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

5.5
Cancellation Amendment. The Transfer Agent shall use reasonable best efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, in absence of negligence, bad faith or willful misconduct by the Transfer Agent, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

5.6
Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure and acts without negligence, bad faith or willful misconduct. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

5.7
Interest. Absent negligence, bad faith or willful misconduct, the Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

5.8
ACH Credit Entries/Provisional Payments. When the Fund initiates or receives Automated Clearing House ("ACH") credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

  5.9
  Confirmation. Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours, but not later than 48 hours, notice of which may be delivered through the Transfer Agent's information systems, or by facsimile or call-back. The Fund must report any objections to the execution of an order within thirty (30) days. Confirmation will be delivered to Shareholders in accordance with applicable regulations and the terms set forth in the Prospectus.

6.
Indemnification

6.1
The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a)
All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)
The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder;

(c)
The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund in writing, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers reasonably believed by the Transfer Agent to be authorized by the Fund's Board of Trustees; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, and signed by the proper person or persons;

(d)
The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e)
The negotiation and processing of any checks including without limitation for deposit into the Fund's demand deposit account maintained by the Transfer Agent, excluding checks not made payable to the order of the Fund, the Fund's management company, custodian, transfer agent or distributor or the retirement account custodian or trustee for a plan account investing in Shares (such checks are commonly known as "third party checks") which checks are tendered to a bank for the purchase of Shares; or

    (f)
    Upon the Fund's request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

  6.2
  In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall have acted without negligence, bad faith or willful misconduct and shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund's prior written consent.

7.
Standard of Care

  The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents.

8.
Confidentiality

8.1
The Transfer Agent and the Fund agree that they will not, at any time during the Term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Shareholders' or customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any personal information of the Fund's shareholders or other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance of their respective obligations under this Agreement ("Confidential Information"). For purposes of this Agreement, Confidential Information shall also include:

(a)
Any data or information that is competitively sensitive material, and not generally known to the public, including but not limited to, information about product plans, marketing strategies, finance, operations, customer relationship, customer profiles, Shareholder personal information, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Transfer Agent, their respective affiliates and customers, shareholders, clients and suppliers of any of them;

(b)
Any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or the Transfer Agent a competitive advantage over its competitors;

(c)
All confidential or proprietary concepts, documentation, reports, data specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and

(d)
Information that the Fund is required to keep confidential pursuant to agreements with third party service providers.

    Confidential Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released with the written permission of the other party for general disclosure by a written release by the Transfer Agent or the Fund, as the case may be; (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement; (iv) are subsequently disclosed to a party hereto on a non-confidential basis by a third party that is not bound by an agreement of non disclosure or confidentiality with another party hereto or its affiliates, which rightfully acquired such information; or (v) are independently developed by a party hereto.

    The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the Term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement, provided such parties are bound by the same obligations to maintain confidentiality as set forth above.

  8.2
  In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Fund to the extent legally permitted and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

  8.3
  The Fund and the Transfer Agent shall each comply with all applicable laws, rules and regulations relating to privacy, confidentiality, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder.

9.
Covenants of the Fund and the Transfer Agent

9.1
The Fund shall promptly furnish to the Transfer Agent the following:

(a)
A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b)
A copy of the Agreement and Declaration of Trust and Bylaws of the Fund and all amendments thereto.

9.2
The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3
The Transfer Agent shall maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. In the event of a business disruption that materially impacts the Transfer Agent's provision of services under this Agreement, the Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan.

9.4
The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable as required by applicable laws, rules and regulations. To the extent required by Section 31 of the Investment Company Act of 1940, as

    amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

  9.5
  The Transfer Agent shall provide assistance to and cooperate with the Fund' internal or external auditors in connection with any Fund-directed audits. The Transfer Agent shall provide such assistance in accordance with reasonable procedures and at reasonable frequencies, which shall not exceed twice each calendar year unless otherwise agreed to by the parties, and the Fund shall provide reasonable advance notice to the Transfer Agent of such audits. For purposes of such audits, at the request of the Fund, the Transfer Agent will use reasonable efforts to make available, during normal business hours, all required records, data and operating processes for review by such auditors. On an annual basis, the Transfer Agent will provide the Fund with copies of its SAS 70 report as well as such other reports and information relative to the Transfer Agent's policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the Fund may reasonably request. The Fund understands and agrees that its auditors will be required by the Transfer Agent to execute a confidentiality agreement prior to being given access to such records, data and operating processes.

10.
Termination of Agreement

10.1
Term. The term of this Agreement shall be two years ("Initial Term") from the date first stated above unless terminated pursuant to the provisions of this Section 10. After the Initial Term, this Agreement will renew automatically from year to year (each such renewal year and the Initial Term, each a "Term"). After the initial term, this Agreement may be terminated by either party upon at least sixty (60) days' written notice to the other party. No later than ninety (90) days before the expiration of each Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Term. Otherwise the fees shall be increased pursuant to Section 2.5 of this Agreement. In the event of the termination of this Agreement, the terms of this Agreement shall continue in effect until the date that the Deconversion (defined below) of the Fund is completed.

10.2
Termination; Deconversion. In the event that this Agreement is terminated, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at the Fund's request, shall offer reasonable assistance to the Fund in converting the records of the Fund from the Transfer Agent's systems to whatever services or systems are selected by the Fund (the "Deconversion"). As used herein "reasonable assistance" and "transitional assistance" shall not include requiring the Transfer Agent (i) to assist any new service or system provider (the "new agent") to modify, to alter, to enhance, or to improve the new agent's system, or to provide any new functionality to the new agent's system, (ii) to disclose any proprietary information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any Transfer Agent software, or to otherwise alter the format of the data as maintained on any Transfer Agent's systems. Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to carry out such Deconversion, the Transfer Agent shall use its best efforts to facilitate the conversion on such date; however, there can be no guarantee or assurance that the Transfer Agent will be able to complete a Deconversion by such requested date.

10.3
Fees and Expenses upon Termination. Should either party exercise its right to terminate this Agreement, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge a reasonable fee for its Deconversion services. In the event of termination of this Agreement, the Fund agrees to pay the Transfer Agent promptly all amounts due the Transfer Agent hereunder for services performed and reasonable out-of-pocket expenditures incurred prior to such termination. If the Fund terminates this Agreement unilaterally without cause prior to the end of the Initial Term, it will be in default hereunder, causing substantial damages to the Transfer Agent. Because of the difficulty of estimating the damages that will result, the Fund agrees to pay to the Transfer Agent, as liquidated damages for such default, an amount equal to twenty-five percent (25%) of the annual fee in effect at the time of termination (the "Default Payment"). The parties agree that the Default Payment is a reasonable forecast of probable actual loss to the Transfer Agent and that this sum is agreed to as liquidated damages and not as a penalty.

  10.4
  Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

  10.5
  Termination by the Fund. The Fund, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon the occurrence of (i) the bankruptcy of the Transfer Agent or the appointment of a receiver therefor if such proceedings are not dismissed within 21 days of being brought or (ii) the material failure by the Transfer Agent to perform its duties and obligations under this Agreement or a material breach of this Agreement by the Transfer Agent. With respect to (i), the termination shall be effective at any time specified in a written notice from the Fund to the Transfer Agent. With respect to (ii), the Fund shall provide the Transfer Agent with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Transfer Agent within thirty (30) days after receipt of such written notice from the Fund, except that any failure by the Transfer Agent to maintain its registration as a transfer agent must be cured immediately.

  10.6
  Termination by the Transfer Agent. The Transfer Agent, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon the occurrence at any time of (i) the bankruptcy of the Fund or the appointment of a receiver therefor if such proceedings are not dismissed within 21 days of being brought, or (ii) the material failure by the Fund to perform its duties and obligations under this Agreement or a material breach of this Agreement by the Fund. With respect to (i), the termination shall be effective at any time specified in a written notice from the Transfer Agent to the Fund. With respect to (ii), the Transfer Agent shall provide the Fund with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Fund within thirty (30) days after receipt of such written notice from the Transfer Agent.

11.
Assignment and Third Party Beneficiaries

11.1
Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section 11.1 shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

11.2
Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund.

    This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

  11.3
  This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 12.1, neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

12.
Subcontractors

12.1
Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same, and shall have acted without negligence, bad faith or willful misconduct.

13.
Miscellaneous

13.1
Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and, if material, authorized or approved by a resolution of the Board of Trustees of the Fund.

13.2
Colorado Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of Colorado.

13.3
Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, and such party has acted without negligence, bad faith or willful misconduct, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. In the event of a disaster rendering the Transfer Agent's systems or facilities inoperable, the Transfer Agent will use all reasonable efforts to continue to provide services to the Fund in accordance with the Transfer Agent's then current business contingency plan, which includes such general back-up facilities as the Transfer Agent reasonably determines to be appropriate.

13.4
Notice. A copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

13.5
Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

13.6
Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

13.7
Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

  13.8
  Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

  13.9
  Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

  13.10
  Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

  13.11
  Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

  13.12
  Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

    (a)
    ALPS Fund Services, Inc.
    1290 Broadway, Suite 1100
    Denver, CO 80203
    Attention: General Counsel
    Fax: 303.623.7850

    (b)
    If to the Fund, to:
    RMR Funds Series Trust
    400 Centre Street
    Newton, MA 02458
    Attention: President
    Fax: 617.969.1437

14.
Additional Portfolios

  In the event that the Fund establishes one or more Portfolios, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such Portfolio shall become a Portfolio hereunder.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ALPS FUND SERVICES, INC.	RMR FUNDS SERIES TRUST
By:	By:

Name:	Name:	Adam D. Portnoy

Title:	Title:	President

SCHEDULE A
Fund List

RMR FUNDS SERIES TRUST
RMR Real Estate Securities Fund—Class A, Class C and Class I Shares

SCHEDULE B

Anti-Money Laundering Services

1.
Delegation.

        Subject to the terms and conditions set forth in this Agreement, the Fund hereby delegates to the Transfer Agent those aspects of the Fund's Anti-Money Laundering Program ("AML Program") that are set forth in Section 4 of this Schedule B below (the "Delegated Duties"). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual written agreement of the Fund and the Transfer Agent.

        The Transfer Agent agrees to perform such Delegated Duties, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.
Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the USA PATRIOT Act and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice, all required records and information for review by such examiners.

3.
Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, shares in the Fund for which the Transfer Agent maintains the applicable shareholder information.

4.
Delegated Duties.

        Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

  (a)
  Provide a qualified AML Compliance Officer to administer and oversee the Fund's AML Program;

  (b)
  Submit all new account and registration maintenance transactions through the Office of Foreign Assets Control ("OFAC") database and such other lists or databases as may be required from time to time by applicable regulatory authorities;

  (c)
  Submit special payee checks through OFAC database;

  (d)
  Review redemption transactions that occur within thirty (30) days of account establishment or maintenance;

  (e)
  Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

  (f)
  Review accounts with small balances followed by large purchases;

  (g)
  Review accounts with frequent activity within a specified date range followed by a large redemption;

  (h)
  On a daily basis, review purchase and redemption activity per tax identification number ("TIN") within the Fund to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

  (i)
  Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the Shareholder notices required by the IRS;

  (j)
  Determine when a suspicious activity report ("SAR") should be filed as required by regulations applicable to mutual funds; prepare and file the SAR. Provide the Fund with a copy of the SAR within a reasonable time after filing; notify the Fund if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR;

  (k)
  Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames; and

  (l)
  (i) Verify the identity of any person seeking to open an account with the Fund, (ii) maintain records of the information used to verify the person's identity and (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorists organizations provided to the Fund by any government agency.

        In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

SCHEDULE C

Fee Schedule

Base Fee:

        Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

        Annual Base Fee of $        per Fund.

        Annual Fee for use of FI(2) and TAWeb services of $

        Annual Fee for use of Interactive Voice Response ("IVR") System of $

        Annual Open Account Fee of $    per open account (direct and NSCC)

        Annual Inactive Account Fee of:

    $        per inactive account(1).

        Annual Closed Account Fee of

    $        per closed account(2).

(1)
An inactive account is an account with a zero balance that has had activity in the last eighteen months.

(2)
A closed account is an account with a zero balance that has not had activity in the last eighteen months.

Out-of-Pocket Fees:

        The following list includes some, but not all, of the Out-of-Pocket Fees and expenses that may be incurred by ALPS from outside vendors. All Out-of-Pocket Fees and expenses, whether or not listed below, are passed directly through at cost to our clients as Out-of-Pocket Fees and expenses. The following fees are estimates and are subject to change:

  •
  $        annual fee on fiduciary accounts (may be charged to shareholders directly at the direction of the Funds)

  •
  Monthly NSCC-interface fees

  •
  The cost of printing and mailing shareholder confirmations and statements

  •
  The cost of fund-specific statement paper and envelopes

  •
  Postage

  •
  SAS 70 reporting fees (calculated on a pro-rata basis per Fund)

  •
  Customized programming

  •
  Other miscellaneous expenses that may occur at the Trust's direction

ALPS FUND SERVICES, INC.	RMR FUNDS SERIES TRUST
By:	By:

Name:	Name:	Adam D. Portnoy

Title:	Title:	President

SCHEDULE D

SECURITY PROCEDURES

Telephone Verification Procedures:

        The Transfer Agent will require verification of all of the following by the caller

        ☐    Social Security number or Tax ID number

        ☐    Account Registration / Legal Name of Account

        ☐    Mailing Address of Record

Fax Verification Procedures:

        The Transfer Agent will require that the fax contain an authorized signature for verification. In addition, for faxed applications, the Transfer Agent will require the shareholder to mail the original in a timely manner.

	Phone	Fax	Mail
			NO Signature Guarantee Required	Signature Guarantee Required
Redemptions

Wire to bank instructions on record

Wire to new bank instructions

Exchanges between classes

Purchases

Purchase by wire

Transfers

Transfer assets to different account registration

Account Maintenance

Establish new account

Change address of record

Change account registration

Add bank wiring instructions

Remove bank wiring instructions

Change interested party (additional mailings)

Change broker dealer of record

Change dividend options

Addition or removal of authorized signer or transactor

        In addition to the procedures discussed above, the Transfer Agent will follow the following procedures with respect to corporate accounts:

  •
  The Transfer Agent may require authorization from the Fund to accept outdated corporate resolutions.

  •
  The Transfer Agent will require authorization from the Fund to accept transactions or maintenance requests for accounts with corporate resolutions missing authorized signatories.

ALPS FUND SERVICES, INC.	RMR FUNDS SERIES TRUST
By:	By:

Name:	Name:	Adam D. Portnoy

Title:	Title:	President

QuickLinks

FORM OF TRANSFER AGENCY AND SERVICE AGREEMENT
SCHEDULE A Fund List RMR FUNDS SERIES TRUST RMR Real Estate Securities Fund—Class A, Class C and Class I Shares
SCHEDULE B Anti-Money Laundering Services
SCHEDULE C Fee Schedule
SCHEDULE D SECURITY PROCEDURES